Exhibit 99.1

Contact:	Brian J. Begley
Vice President, Investor Relations
(215) 546-5005
(215) 553-8455 (fax)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS SECOND QUARTER 2009 RESULTS

Philadelphia, PA, August 6, 2009 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) today reported financial results for the second quarter 2009.

Highlights from the second quarter 2009 and recent events include the following:

•

Net income was $133.4 million compared with a net loss of $275.6 million for the prior year second quarter. The increase between periods was due primarily to gain on sales of the NOARK system and a 51% ownership interest in the Appalachia system during the current period and losses incurred in the prior year period for the early termination of certain derivatives and mark-to-market derivative adjustments, partially offset by lower overall commodity prices;

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP measure, was $104.3 million in the second quarter 2009, including gains on sale of assets and realized hedge losses, compared to $74.8 million for the prior year comparable quarter. Adjusted EBITDA for the second quarter 2009 included realized cash gains on sale of approximately $81.3 million from the divesture of the NOARK system and from the formation of a joint venture, Laurel Mountain Midstream, LLC (“Laurel Mountain”), for APL’s Appalachia natural gas gathering system with Williams. These cash gains were partially offset by approximately $23.4 million of realized losses in the second quarter 2009 from legacy derivative positions. As previously announced, the Partnership has revised its hedge strategy to primarily focus on using options. This adaptation to the hedge strategy should greatly reduce the potential for future hedge loss experience. A reconciliation of non-GAAP measures, including adjusted EBITDA and distributable cash flow, is provided within the financial tables of this release;

•

Excluding the gains on sale and realized hedge losses in the second quarter 2009 discussed above, adjusted EBITDA was $46.4 in the second quarter 2009 compared with $74.8 million for the prior year comparable quarter. The decrease between periods was principally due to lower overall commodity prices;

•

Natural gas liquid (“NGL”) production in the second quarter 2009 increased by 5.0% compared to prior year second quarter despite lower processed natural gas volumes. The increase is due primarily to improved efficiencies on the Partnership’s processing systems;

•

The Partnership closed the sales of the NOARK natural gas gathering and interstate transmission system (“NOARK”) and the Sweetwater II processing facility (“Sweetwater II”) and also completed the joint venture transaction with Williams for APL’s northern Appalachia gathering system. Total combined proceeds from the transactions of approximately $405 million were used to reduce indebtedness;

•	APL successfully amended its senior secured credit facility with its lenders, creating greater financial flexibility and increased liquidity for the Partnership; and

•	The Partnership reduced administrative and operating expenses due to cost reduction initiatives and operating efficiencies achieved on its systems.

Recent Events

Amendment to Credit Facility

On May 29, 2009, the Partnership entered into an amendment to its revolving credit and term loan agreement. This amendment created greater financial flexibility for the Partnership through relaxed financial covenants and improved its liquidity position by increasing the asset sale reinvestment basket allowing for the successful completion of certain growth capital projects. As a result of the amendment, lenders approved the recently announced joint venture with Williams to form Laurel Mountain, which will own and operates all of the Partnership’s northern Appalachian assets, including gathering and processing assets in the Marcellus Shale region in southwestern Pennsylvania. In conjunction with the amendment, the Partnership will not pay any further distributions for the remainder of 2009. Beginning with the first quarter 2010, Atlas Pipeline may pay distributions if, pro forma for such payment, its senior secured leverage ratio, as defined in the credit agreement, is less than or equal to 2.75x and minimum liquidity, as defined in the credit agreement, are satisfied.

Sale of NOARK Pipeline System

On April 7, 2009, the Partnership entered into a definitive agreement with Spectra Energy Partners OLP, LP to sell NOARK for approximately $294.5 million in cash, net of working capital adjustments. The transaction closed on May 4, 2009 and the proceeds were used to reduce borrowings under the Partnership’s senior secured term loan and revolving credit facility.

Sale of Sweetwater II Facility

On July 13, 2009, the Partnership announced the sale of a redundant natural gas processing facility, Sweetwater II, for approximately $22.6 million in cash to Penn Virginia Resource Partners, L.P. (“Penn Virginia”). Penn Virginia will provide volumes to the Sweetwater II facility and will reimburse the Partnership for its proportionate share of plant operating expenses. The property sold had been superseded by the Partnership’s new Nine Mile processing facility completed earlier this year and is likewise located in western Oklahoma. The proceeds from the transaction were used to reduce outstanding borrowings on the Partnership’s senior secured term loan.

*    *    *

Mid-Continent Segment Results

•

The Velma system’s average natural gas processed volume was 77.3 Mmcfd for the second quarter 2009, an increase of approximately 24.4% compared with the prior year comparable quarter. This increase is primarily due to the expansion of the gathering system and connections made to new production through the recently installed Madill pipeline. Average NGL production also increased to 8,497 bpd, an increase of 21.5% compared to the prior year second quarter.

•

The western Oklahoma systems, comprised of the Elk City/Sweetwater and Chaney Dell complexes, had average NGL production of 27,086 bpd, an increase of 13.8% compared to the prior year second quarter and flat with the first quarter 2009, due primarily to improved plant efficiencies. Average natural gas processed volume was 435.9 Mmcfd for the second quarter 2009, a decrease of 10.4% from the prior year comparable quarter.

•

The Midkiff/Benedum system’s average natural gas processed volume was 150.1 Mmcfd for the second quarter 2009, an increase of approximately 6.3% compared with the prior year comparable quarter. Average NGL production volumes decreased to 20,473 bpd, or 2% when compared to the prior year comparable quarter. NGL production at the Midkiff/Benedum complex is expected to be enhanced with the efficiencies provided by the new consolidator plant scheduled for completion by the end of the year.

•

Mid-Continent segment total revenue for the second quarter 2009 decreased to $167.0 million, or approximately 45% compared with the prior year comparable quarter, excluding the effect of derivative early termination cash and non-cash expenses. This decrease principally related to lower average realized commodity prices.

Appalachia Segment Results

•

Gross throughput volume on the system increased to a record 107.4 MMcfd for the second quarter 2009, an increase of over 27% compared with the prior year second quarter, resulting from the connection of new wells to the Appalachia gathering system from drilling activity by APL’s affiliate, Atlas Energy Resources, LLC (NYSE: ATN).

•

Total revenue for the Appalachia segment, excluding the gain on sale from the Laurel Mountain joint venture, decreased to $7.9 million for the second quarter 2009, or approximately 39%, compared with $13.0 million the prior year comparable quarter. The decrease is due primarily to APL’s contribution of the majority of the system to the Laurel Mountain joint venture, in which APL has a 49% ownership interest, as of May 31, 2009.

Corporate and Other

•

General and administrative expense, including amounts reimbursed to affiliates, was $6.5 million for the second quarter 2009 compared with $9.6 million for the prior year second quarter. The decrease was primarily related to a $1.3 million decrease due to expense reduction initiatives in the Mid-Continent segment, a $1.0 million decrease in corporate allocated expenses and a $0.8 million decrease in non-cash compensation expense.

•

Depreciation and amortization increased to $23.0 million for the second quarter 2009 compared with $20.4 million for the prior year second quarter due primarily to expansion capital expenditures incurred subsequent to second quarter 2008.

•

Net of deferred financing costs, interest expense increased to $22.8 million for the second quarter 2009 as compared with $18.1 million for the comparable prior year period. This increase was primarily due to an increase in interest expense related to our additional senior notes issued during June 2008, partially offset by a decrease in interest expense associated with our senior secured term loan primarily due to the repayment of $370.1 million of indebtedness since June 2008 and lower unhedged interest rates.

•

At June 30, 2009, the Partnership had $1.276 billion of total debt, a decrease of $249 million from the first quarter 2009 due to the recent sale of the NOARK pipeline and the proceeds received from the Appalachia joint venture with Williams. The June 30, 2009 debt balance includes $459.9 million outstanding on its term loan that matures in 2014, $494.4 million of 8 1/8% and 8 7/8% senior unsecured notes that mature in 2015 and 2018, respectively, and $322.0 million of outstanding borrowings under its revolving credit facility that matures in 2013. The Partnership also has interest rate swap contracts for a notional principal amount totaling $450.0 million which expire during the first half of 2010.

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s second quarter 2009 results on Friday, August 7, 2009 at 9:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Friday, August 7, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 74481414.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 8,750 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages the natural gas gathering system in that region, namely from the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy Resources, LLC is one of the largest independent natural gas producers in the Appalachian and Michigan Basins. The Company is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships that finance the exploration and development of the Company’s acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at InvestorRelations@atlasamerica.com.

Atlas America, Inc. owns approximately 48% of the Class B common unit interests and all of the management incentive interests in Atlas Energy Resources, LLC. Atlas America, Inc. also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at InvestorRelations@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009(1)	2008(1)
Revenue:
Natural gas and liquids	$176,888	$430,334	$332,038	$789,949
Transportation, compression and other fees – affiliates	6,429	11,421	16,497	20,580
Transportation, compression and other fees – third parties	3,981	5,671	7,855	10,667
Equity income in joint venture	710	—	710	—
Gain on asset sale	109,941	—	109,941	—
Other loss, net	(15,645)	(314,259)	(10,496)	(401,014)

Total revenue and other loss, net	282,304	133,167	456,545	420,182

Costs and expenses:
Natural gas and liquids	129,676	349,711	264,421	623,537
Plant operating	14,128	14,831	27,951	29,766
Transportation and compression	2,791	2,645	6,122	4,959
General and administrative	6,164	8,168	16,467	12,157
Compensation reimbursement – affiliates	375	1,390	750	2,519
Depreciation and amortization	22,999	20,412	45,667	40,459
Interest	26,392	19,814	47,500	40,565

Total costs and expenses	202,525	416,971	408,878	753,962

Income (loss) from continuing operations	79,779	(283,804)	47,667	(333,780)

Discontinued operations:
Gain on sale of discontinued operations	51,078	—	51,078	—
Income from discontinued operations	2,541	8,245	11,417	14,491

Income from discontinued operations	53,619	8,245	62,495	14,491

Net income (loss)	133,398	(275,559)	110,162	(319,289)
Income attributable to non-controlling interests	(652)	(3,112)	(1,121)	(5,202)
Preferred unit dividends	—	(650)	(900)	(787)
Preferred unit imputed dividend cost	—	—	—	(505)

Net income (loss) attributable to common limited partners and the general partner	$132,746	$(279,321)	$108,141	$(325,783)

See footnotes on page 8 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009(1)	2008(1)
Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partner interest:
Continuing operations	$77,537	$(289,855)	$44,729	$(348,363)
Discontinued operations	52,541	8,079	61,239	14,200

	130,078	(281,776)	105,968	(334,163)

General partner interest:
Continuing operations	1,590	2,289	917	8,089
Discontinued operations	1,078	166	1,256	291

	2,668	2,455	2,173	8,380

Net income (loss) attributable to common limited partners and the general partner:
Continuing operations	79,127	(287,566)	45,646	(340,274)
Discontinued operations	53,619	8,245	62,495	14,491

	$132,746	$(279,321)	$108,141	$(325,783)

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$1.62	$(7.34)	$0.95	$(8.88)
Discontinued operations	1.11	0.21	1.31	0.36

	$2.73	$(7.13)	$2.26	$(8.52)

Diluted:
Continuing operations	$1.62	$(7.34)	$0.95	$(8.88)
Discontinued operations Diluted	1.11	0.21	1.31	0.36

	$2.73	$(7.13)	$2.26	$(8.52)

Weighted average common limited partner units outstanding:
Basic	47,529	39,329	46,755	39,046

Diluted	47,529	39,329	46,755	39,046

Capital expenditure data:
Maintenance capital expenditures	$1,557	$1,971	$2,101	$3,486
Expansion capital expenditures	56,742	64,210	128,393	138,568

Total	$58,299	$66,181	$130,494	$142,054

	June 30, 2009	December 31, 2008(1)
Balance sheet data (at period end):
Cash and cash equivalents	$947	$1,445
Total assets	2,169,644	2,413,196
Total debt	1,276,300	1,493,427
Total partners’ capital	731,819	650,842

See footnotes on page 8 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009(1)	2008(1)
Mid-Continent
Revenue:
Natural gas and liquids	$176,674	$429,211	$331,453	$787,866
Transportation, compression and other fees	3,519	5,350	7,012	10,099
Other loss, net	(15,711)	(314,348)	(10,635)	(401,214)

Total revenue and other loss, net	164,482	120,213	327,830	396,751

Costs and expenses:
Natural gas and liquids	129,595	349,206	264,151	622,550
Plant operating	14,128	14,831	27,951	29,766
General and administrative	4,956	6,514	13,270	8,663
Depreciation and amortization	21,619	18,868	42,368	37,533

Total costs and expenses	170,298	389,419	347,740	698,512

Segment loss	$(5,816)	$(269,206)	$(19,910)	$(301,761)

Appalachia
Revenue:
Natural gas and liquids	$214	$1,123	$585	$2,083
Transportation, compression and other fees – affiliates	6,429	11,421	16,497	20,580
Transportation, compression and other fees – third parties	462	321	843	568
Equity income in joint venture	710	—	710	—
Gain on asset sale	109,941	—	109,941	—
Other income, net	66	89	139	200

Total revenue and other income, net	117,822	12,954	128,715	23,431

Costs and expenses:
Natural gas and liquids	81	505	270	987
Transportation and compression	2,791	2,645	6,122	4,959
General and administrative	792	1,523	1,974	3,007
Depreciation and amortization	1,380	1,544	3,299	2,926

Total costs and expenses	5,044	6,217	11,665	11,879

Segment profit	$112,778	$6,737	$117,050	$11,552

Reconciliation of segment profit (loss) to net income (loss):
Segment profit (loss):
Mid-Continent	$(5,816)	$(269,206)	$(19,910)	$(301,761)
Appalachia	112,778	6,737	117,050	11,552

Total segment income (loss)	106,962	(262,469)	97,140	(290,209)
Corporate general and administrative expenses	(791)	(1,521)	(1,973)	(3,006)
Interest expense	(26,392)	(19,814)	(47,500)	(40,565)

Income (loss) from continuing operations	79,779	(283,804)	47,667	(333,780)
Income from discontinued operations	53,619	8,245	62,495	14,491

Net income (loss)	$133,398	$(275,559)	$110,162	$(319,289)

See footnotes on page 8 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(unaudited; in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008(1)
Reconciliation of net income (loss) to other non-GAAP measures(2):
Net income (loss)	$133,398	$(275,559)	$110,162	$(319,289)
Income attributable to non-controlling interests	(652)	(3,112)	(1,121)	(5,202)
Depreciation and amortization	22,999	20,412	45,667	40,459
Interest expense	26,392	19,814	47,500	40,565
NOARK depreciation and amortization (included within income from discontinued operations)	761	1,803	2,773	3,600
NOARK asset impairment (included within income from discontinued operations)	—	3,981	—	7,962
NOARK interest expense (income) (included within income from discontinued operations)	3	(429)	29	(799)

EBITDA	182,901	(233,090)	205,010	(232,704)
Non-cash derivative expense	2,497	181,147	46,515	258,003
Early termination cash derivative expense(3)	—	116,125	5,000	116,125
Non-recurring crude oil to natural gas liquids price correlation impact(4)	—	10,653	—	10,653
Non-cash portion of gain on asset sale(5)	(79,733)	—	(79,733)	—
Non-cash linefill (gain) loss(6)	(1,747)	(1,215)	(2,216)	(2,356)
Non-cash compensation expense (income)	352	1,195	259	(1,600)

Adjusted EBITDA	104,270	74,815	174,835	148,121
Interest expense	(26,392)	(19,814)	(47,500)	(40,565)
NOARK interest income (expense) (included within income from discontinued operations)	(3)	429	(29)	799
Amortization of deferred financing costs	3,636	1,929	4,653	2,608
Preferred unit dividends	—	(650)	(900)	(787)
Maintenance capital expenditures	(1,557)	(1,971)	(2,101)	(3,486)
NOARK maintenance capital expenditures (included within discontinued operations)	(303)	(74)	(454)	(178)

Distributable cash flow	$79,651	$54,664	$128,504	$106,512

(1)	Restated to reflect amounts reclassified to discontinued operations due to the Partnership’s sale of its NOARK gas gathering and interstate pipeline system.
(2)

EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that EBITDA, adjusted EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA and adjusted EBITDA are also financial measurements that, with certain negotiated adjustments, are utilized within the Partnership’s financial covenants under its credit facility. EBITDA, adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(3)

During the three months ended March 31, 2009, the Partnership made net payments of $5.0 million related to the early termination of derivative contracts for second quarter 2009 production periods. These payments were funded through the Partnership’s March 2009 issuance of 5,000 12.0% convertible preferred units of limited partner interests to Atlas Pipeline Holdings, L.P. (NYSE: AHD), the owner of the Partnership’s general partner, for cash consideration of $1,000 per preferred unit. The Partnership had previously entered into an amendment to its credit facility to revise the definition of Consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of equity.

(4)

Represents the non-recurring impact generated from the decline in the price correlation of crude oil and natural gas liquids during the second quarter 2008 and the resulting impact it had on certain crude oil derivative instruments (“proxy hedges”) which the Partnership intended to mitigate the effect of commodity price movements on the ethane and propane portion of its natural gas liquid production volume. These derivative instruments were put in place simultaneously with the Partnership’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. During 2008, the Partnership closed the derivative positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009 for an aggregate net cost of $274.0 million. As such, the Partnership’s future cash flow should more accurately reflect the revenues generated from its ethane and propane volumes produced in its natural gas processing operations.

(5)

Represents the portion of the gain on sale recognized upon the sale of the Partnership’s Appalachia gathering system related to the $25.5 million note receivable from which the Partnership has preferential rights to the net proceeds and the portion of the gain attributed to the increase of the Partnership’s investment in the Laurel Mountain joint venture to fair value.

(6)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Mid-Continent – Velma System(1)
Natural Gas
Gross natural gas gathered – mcfd	80,068	65,519	73,050	63,960
Gross natural gas processed – mcfd	77,300	62,148	70,625	61,008
Gross residue natural gas – mcfd	61,354	49,033	55,794	48,086
Natural Gas Liquids
Gross NGL sales – bpd	8,497	6,993	7,770	6,841
Condensate
Gross condensate sales – bpd	416	296	381	277

Mid-Continent – Elk City/Sweetwater System(1)
Natural Gas
Gross natural gas gathered – mcfd	221,192	292,544	237,445	298,961
Gross natural gas processed – mcfd	216,804	229,673	235,258	233,038
Gross residue natural gas – mcfd	196,613	207,859	214,228	210,495
Natural Gas Liquids
Gross NGL sales – bpd	11,581	10,452	11,650	10,565
Condensate
Gross condensate sales – bpd	337	284	432	324

Mid-Continent – Chaney Dell System(1)
Natural Gas
Gross natural gas gathered – mcfd	276,901	284,528	289,889	268,008
Gross natural gas processed – mcfd	219,129	256,835	223,468	252,348
Gross residue natural gas – mcfd	240,518	243,465	248,204	231,830
Natural Gas Liquids
Gross NGL sales – bpd	13,663	13,358	13,674	12,880
Condensate
Gross condensate sales – bpd	909	855	918	781

Mid-Continent – Midkiff/Benedum System(1)
Natural Gas
Gross natural gas gathered – mcfd	161,355	150,157	157,687	146,350
Gross natural gas processed – mcfd	150,111	141,240	148,094	138,947
Gross residue natural gas – mcfd	99,106	96,160	102,155	96,386
Natural Gas Liquids
Gross NGL sales – bpd	20,473	20,830	21,555	20,590
Condensate
Gross condensate sales – bpd	1,533	1,567	1,163	1,144

Appalachia(1)
Average throughput volume – mcfd(2)	107,428	84,475	103,003	80,054

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)	Effective May 31, 2009, this amount represents 100% of the throughput volume of Laurel Mountain, a joint venture in which the Partnership has a 49% ownership interest, for the period from May 31, 2009, the date of inception, through June 30, 2009 and the throughput volume of its Tennessee gathering system.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Hedge Positions through 2010

(as of August 6, 2009)

Note: The natural gas, natural gas liquid and condensate hedge positions shown below represent the hedge contracts in place through December 31, 2010. Atlas Pipeline’s hedge position in its entirety, including any hedges for periods after December 31, 2010, will be disclosed in the Partnership’s Form 10-Q.

INTEREST RATE HEDGES

Swap Contracts

Term	Notional Amount	Type
January 2008-January 2010	$200,000,000	Pay 2.88% —Receive LIBOR
April 2008-April 2010	$250,000,000	Pay 3.14% —Receive LIBOR

NATURAL GAS HEDGES

Natural Gas Sales - Fixed Price Swaps

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (MMBTU)¹	120,000	120,000	—	—	—	—
Average Fixed Price	$8.000	$8.000	—	—	—	—

Natural Gas Basis Sales

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (MMBTU)¹	1,230,000	1,230,000	1,110,000	1,110,000	—	—
Average Fixed Price	$(0.558)	$(0.558)	$(0.575)	$(0.575)	—	—

Natural Gas Purchases - Fixed Price Swaps

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (MMBTU)¹	2,580,000	2,580,000	2,190,000	2,190,000	—	—
Average Fixed Price	$8.687	$8.687	$8.635	$8.635	—	—

Natural Gas Basis Purchases

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (MMBTU)¹	3,690,000	3,690,000	3,300,000	3,300,000	—	—
Average Fixed Price	$(0.659)	$(0.659)	$(0.560)	$(0.560)	—	—

NATURAL GAS LIQUID (NGLs) HEDGES

NGLs Sales - Fixed Price Swaps

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (gallons)	5,544,000	5,544,000	—	—	—	—
Average Fixed Price	$0.736	$0.754	—	—	—	—

Ethane Put Options Purchased

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (gallons)	—	630,000	—	—	—	—
Average Price(2)	—	$0.340	—	—	—	—

Propane Put Options Purchased

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (gallons)	15,498,000	15,246,000	—	—	—	—
Average Price(2)	$0.767	$0.820	—	—	—	—

Isobutane Put Options Purchased

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (gallons)	1,008,000	126,000	—	—	—	—
Average Price(2)	$1.017	$0.589	—	—	—	—

Normal Butane Put Options Purchased

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (gallons)	5,670,000	3,654,000	3,654,000	—	—	—
Average Price(2)	$0.979	$0.943	$1.038	—	—	—

Natural Gasoline Put Options Purchased

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (gallons)	5,670,000	3,906,000	3,906,000	—	—	—
Average Price(2)	$1.278	$1.341	$1.345	—	—	—

Crude Oil Put Options Purchased (associated with NGLs )

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (barrels)	69,000	165,000	172,500	181,500	66,000	66,000
Average Price(2)	$54.85	$63.53	$62.82	$64.38	$58.81	$58.81

Crude Oil Call Options Sold (associated with NGLs )

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (barrels)	527,700	527,700	1,314,750	1,314,750	249,000	249,000
Average Price(2)	$84.70	$84.80	$82.81	$82.89	$103.85	$103.85

Crude Oil Call Options Purchased (associated with NGLs)3

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (barrels)	—	—	270,000	270,000	87,000	87,000
Average Price(2)	—	—	$131.93	$131.93	$132.93	$132.93

CONDENSATE HEDGES

Crude Oil Sales (associated with condensate)

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (barrels)	9,000	6,000	—	—	—	—
Average Price(2)	$62.70	$62.70	—	—	—	—

Crude Oil Put Options Purchased (associated with condensate)

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (barrels)	114,000	117,000	121,500	121,500	24,000	24,000
Average Price(2)	$61.85	$64.15	$64.30	$65.57	$58.81	$58.81

Crude Oil Call Options Sold (associated with condensate)

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Volumes (barrels)	76,500	76,500	85,500	85,500	31,500	31,500
Average Price(2)	$84.81	$84.96	$83.92	$83.96	$99.33	$99.35

(1)	MMBTU represents million British Thermal Units
(2)	Average price for options is based upon average strike price adjusted by the premium paid or received.
(3)	Calls were purchased for 2010 to offset positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.